CONTACTS
From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Trust, Inc.
Executive Management Team to Ring the Closing Bell on Nasdaq

New York, New York, March 14, 2012 — American Realty Capital Trust, Inc., (“ARCT” or the “Company”) announced that members of its executive management team will ring the closing bell at NASDAQ today, Wednesday, March 14, 2012. Representing ARCT at the event will be Chief Executive Officer and President, William M. Kahane, and Chairman of the Board, Nicholas S. Schorsch, as well as members of the Company’s leadership team. The ceremony will take place at the NASDAQ MarketSite Studio in Times Square New York at 4:00pm ET.

The ceremonial ringing of the bell commemorates the Company’s listing of its common shares on the NASDAQ Global Select Market, which began trading under the symbol “ARCT” at 9:30 A.M. on March 1, 2012.

About American Realty Capital Trust, Inc.:

American Realty Capital Trust, Inc. is a leading real estate investment trust that acquires, owns and operates single tenant freestanding commercial real estate properties primarily subject to long term, net leases with investment grade rated and other creditworthy corporate tenants. ARCT focuses on properties located at the corners of “Main & Main” and in other strategic locations. The Company’s primary goal is to provide durable, reliable income for its investors through the delivery of dependable monthly dividends.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.